Exhibit 99.1
INSULET REPORTS THIRD QUARTER 2011 RESULTS
Revenue Increases 75% Year over Year
Gross Profit Increases by 60% Year over Year
BEDFORD, MA, November 3, 2011 — Insulet Corporation (NASDAQ: PODD), the leader in tubeless insulin pump technology with its OmniPod® Insulin Management System, today announced financial results for the three and nine months ended September 30, 2011.
Third quarter 2011 revenue increased 75% to $44.6 million, compared to $25.5 million in the third quarter of 2010. Gross profit for the third quarter of 2011 improved by 60% to $18.6 million, as compared to a gross profit of $11.6 million, for the third quarter of 2010. The increase in gross profit is primarily due to the acquisition of Neighborhood Diabetes in addition to the year over year growth in our customer base. The financial position and results of operations of Neighborhood Diabetes have been included in the Company’s financial results since the acquisition date of June 1, 2011.
Operating loss for the third quarter of 2011 was $9.8 million, compared to an operating loss of $8.3 million in the third quarter of 2010. The change in operating loss was primarily due to increased gross profit of $7.0 million offset by approximately $8.5 million of incremental operating expenses. These incremental operating expenses include a full quarter of Neighborhood Diabetes activity, the amortization of acquired intangible assets and incremental R&D expenses.
“Demand for the OmniPod insulin pump continued to grow in the third quarter, both in the U.S. and abroad,” said Duane DeSisto, President and Chief Executive Officer of Insulet. “In addition to increased traction by our U.S. salesforce, our international partners continue to drive growth, including in Canada, where the OmniPod was launched in September. We are working diligently with the FDA to obtain clearance for the next generation OmniPod in the coming months. The smaller, lighter OmniPod will be another advance in our mission to improve the lives of people with diabetes.”
Net loss for the third quarter of 2011 was $13.6 million, or $0.29 per share, compared to a net loss of $12.1 million, or $0.30 per share, for the third quarter of 2010.
Mr. DeSisto continued, “Neighborhood Diabetes is proving to be a great strategic fit for Insulet. As a key distributor for diabetes products, the business complements sales of the OmniPod insulin pump with an expanded product offering and brings a higher level of customer service to our approximately 90,000 combined customers.”

For the nine months ended September 30, 2011, revenue increased 52% to $105.1 million from $69.2 million for the first nine months of 2010. Gross profit for the first nine months of 2011 was $46.6 million, or a 44% gross margin, as compared to a gross profit of $29.9 million, or a 43% gross margin, in the first nine months of 2010. Operating loss for the first nine months ended September 30, 2011 was $32.0 million as compared to an operating loss of $28.9 million in the first nine months ended September 30, 2010. Net loss for the first nine months of 2011 was $42.8 million, or $0.92 per share, compared to $40.3 million, or $1.04 per share, for the first nine months of 2010.
As of September 30, 2011, the Company had cash and cash equivalents of $103.8 million compared to $113.3 million at December 31, 2010 and $106.7 million at June 30, 2011.
Guidance
The Company is updating its estimate for full year 2011 revenues to be in the range of $150 to $154 million primarily reflecting a planned first quarter 2012 launch of the next generation OmniPod in Europe. The Company expects an operating loss of $39 to $42 million for the full year 2011.
Conference Call
Insulet will host a conference call on Thursday, November 3, 2011 at 5:00PM Eastern time to discuss the Company’s third quarter 2011 results and present information concerning its business, strategies and outlook. To listen to the conference call, please dial (877) 300-1783 for domestic callers and (832) 412-1780 for international callers. The passcode is 22374966. A replay of the conference call will be available two hours after the start of the call through November 10, 2011 by dialing (855) 859-2056 (domestic) or (404) 537-3406 (international), passcode 22374966. An online archive of the conference call will also be available by accessing the Investor Information section of the company’s website at http://investors.insulet.com.
About Insulet Corporation
Insulet Corporation is an innovative medical device company dedicated to making the lives of people with diabetes easier. Through its OmniPod Insulin Management System, Insulet seeks to expand the use of insulin pump therapy among people with insulin-dependent diabetes. The OmniPod is a revolutionary and easy-to-use tubeless insulin pump that features just two parts and fully-automated cannula insertion. Founded in 2000, Insulet Corporation is based in Bedford, Mass. For more information, please visit: http://www.myomnipod.com.
Forward-Looking Statement
The 2011 financial results contained in this news release are subject to finalization in connection with the preparation of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. This press release contains forward-looking statements concerning Insulet’s expectations, anticipations, intentions, beliefs or strategies regarding the future, including those related to its expected revenue and operating losses, the integration and future operations of the recently-acquired Neighborhood Diabetes business, planned expansion in the U.S. and abroad, particularly with respect to its agreement with Ypsomed, product demand, the impact of the OmniPod System on the insulin pump market, regulatory matters and financial performance. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on it. There can be no assurance that future developments affecting it will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the Company’s dependence on the OmniPod System; Insulet’s ability to increase customer orders and manufacturing volumes; adverse changes in general economic conditions; impact of healthcare reform legislation; Insulet’s inability to raise additional funds in the future on acceptable terms or at all; potential supply problems or price fluctuations with sole source or other third-party suppliers on which Insulet is dependent; international business risks; Insulet’s inability to obtain adequate coverage or reimbursement from third-party payors for the OmniPod System and potential adverse changes in reimbursement rates or policies relating to the OmniPod; potential adverse effects resulting from competition with competitors; technological innovations adversely affecting the Company’s business; potential termination of Insulet’s license to incorporate a blood glucose meter into the OmniPod System; Insulet’s ability to protect its intellectual property and other proprietary rights; conflicts with the intellectual property of third parties, including claims that Insulet’s current or future products infringe the proprietary rights of others; adverse regulatory or legal actions relating to the OmniPod System; failure to obtain timely regulatory approval for the sale of the next generation OmniPod System; failure of Insulet’s contract manufacturers or component suppliers to comply with FDA’s quality system regulations, the potential violation of federal or state laws prohibiting “kickbacks” or protecting patient health information, or any challenges to or investigations into Insulet’s practices under these laws; product liability lawsuits that may be brought against Insulet; reduced retention rates; unfavorable results of clinical studies relating to the OmniPod System or the products of Insulet’s competitors; potential future publication of articles or announcement of positions by physician associations or other organizations that are unfavorable to Insulet’s products; the expansion, or attempted expansion, into foreign markets; the concentration of substantially all of Insulet’s manufacturing capacity at a single location in China and substantially all of Insulet’s inventory at a single location in Massachusetts; Insulet’s ability to attract and retain key personnel; Insulet’s ability to manage its growth; failure to integrate successfully the Neighborhood Diabetes business; intense competition among distributors of diabetes supplies impairing Neighborhood Diabetes’ business; loss by Neighborhood Diabetes of an opportunity to sell insulin pumps supplied by Insulet’s competitors; failure by Neighborhood Diabetes to retain key supplier and payor partners; failure by Neighborhood Diabetes to retain supplier pricing discounts and achieve satisfactory gross margins; failure by Neighborhood Diabetes to retain and manage successfully its Medicare and Medicaid business; existence of unanticipated liabilities arising in connection with the Neighborhood Diabetes business; fluctuations in quarterly results of operations; risks associated with potential future acquisitions; Insulet’s ability to generate sufficient cash to service all of its indebtedness; the expansion of Insulet’s distribution network; Insulet’s ability to successfully maintain effective internal controls; and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 10, 2011 in the section entitled “Risk Factors,” and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.
Contact:
Stephanie Marks for Insulet Corporation
ir@insulet.com
877-PODD-IR1 (877-763-3471)

INSULET CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
		(Unaudited)
	(In thousands, except share and per share data)
Revenue	$44,594	$25,455	$105,063	$69,199
Cost of revenue	26,033	13,826	58,431	39,299

Gross profit	18,561	11,629	46,632	29,900
Operating expenses:
Research and development	4,638	3,698	16,059	12,128
General and administrative	11,379	7,230	31,585	20,379
Sales and marketing	12,312	8,979	30,943	26,301

Total operating expenses	28,329	19,907	78,587	58,808

Operating loss	(9,768)	(8,278)	(31,955)	(28,908)
Other expense, net	(3,794)	(3,822)	(10,876)	(11,393)

Net loss	$(13,562)	$(12,100)	$(42,831)	$(40,301)

Net loss per share basic and diluted	$(0.29)	$(0.30)	$(0.92)	$(1.04)

Weighted average number of shares used in calculating basic and diluted net loss per share	47,321,989	40,155,277	46,442,236	38,784,692

INSULET CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET

	As of	As of
	September 30,	December 31,
	2011	2010
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$103,812	$113,274
Accounts receivable, net	17,269	16,841
Inventories	13,123	11,430
Prepaid expenses and other current assets	3,653	912

Total current assets	137,857	142,457
Property and equipment, net	18,295	12,522
Intangible assets, net	30,673	—
Goodwill	26,164	—
Other assets	2,791	1,254

Total assets	$215,780	$156,233

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$8,604	$4,895
Accrued expenses	12,762	9,808
Deferred revenue	2,193	4,247
Other current liabilities	1,202	—

Total current liabilities	24,761	18,950
Long-term debt	106,319	69,433
Other long-term liabilities	1,260	1,619

Total liabilities	132,340	90,002
Stockholders’ Equity
Preferred stock, $.001 par value:
Authorized: 5,000,000 shares at September 30, 2011 and December 31, 2010. Issued and outstanding: zero shares at September 30, 2011 and December 31, 2010, respectively	—	—
Common stock, $.001 par value:
Authorized: 100,000,000 shares at September 30, 2011 and December 31, 2010. Issued and outstanding: 47,386,448 and 45,440,839 shares at September 30, 2011 and December 31, 2010, respectively	47	45
Additional paid-in capital	510,077	450,039
Accumulated deficit	(426,684)	(383,853)

Total stockholders’ equity	83,440	66,231

Total liabilities and stockholders’ equity	$215,780	$156,233